UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2009
Alleghany Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9371	51-0283071

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Times Square Tower, 17th Floor, New York, New York	10036

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 752-1356
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) At a meeting of the Board of Directors (the “Board”) of Alleghany Corporation (the “Corporation”) on December 15, 2009 (the “December Board Meeting”), Allan P. Kirby, Jr., age 78, and a director of the Corporation since 1963, notified the Board that he will retire as a director of the Corporation effective as of the 2010 Annual Meeting of Stockholders of the Corporation, currently scheduled to be held on April 23, 2010 (the “2010 Annual Meeting”) and thus he will not stand for re-election as a director of the Corporation.
(d) At the December Board Meeting, the Board, pursuant to authority granted by the By-laws of the Corporation, increased the size of the Board from ten (10) to twelve (12) directors and elected Karen Brenner and Phillip M. Martineau to fill the vacancies on the Board created by such increase in size. Ms. Brenner and Mr. Martineau were elected for a term due to expire at the 2010 Annual Meeting. It is anticipated that each will be nominated by the Board for re-election by the Corporation’s stockholders at the 2010 Annual Meeting. Prior to electing Ms. Brenner and Mr. Martineau as directors, the Board affirmatively determined that neither has a material relationship with the Corporation, and thus are independent directors of the Corporation under the New York Stock Exchange’s listing standards, based upon the fact that neither has a relationship with the Corporation either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. On December 16, 2009, the Corporation issued a press release announcing the election of Ms. Brenner and Mr. Martineau to the Board of Directors of the Corporation. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99.1	Press Release, dated December 16, 2009, announcing the election of new directors.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION
Date: December 16, 2009	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President (and chief financial officer)

Index to Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated December 16, 2009, announcing the election of new directors.